Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and effective as of July 1, 2021 (the “Effective Date”) by and between Amergent Hospitality Group Inc., a Delaware corporation (“Amergent” or the “Company”) and Frederick L. Glick, an individual (the “Executive”). This Agreement amends, replaces and supersedes in its entirety that certain employment agreement by and between Executive and Sonnet Biotherapeutics Inc., fka Chanticleer Holdings, Inc. dated February 16, 2018 and assumed by Amergent on March 30, 2020 (“Original Agreement”).

WHEREAS, Amergent desires to enter into this Agreement to induce Executive to continue in his position as President of Amergent, and Executive desires to continue in his position as President of Amergent subject to the terms and conditions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1 Employment. Amergent hereby employs the Executive and the Executive hereby accepts such employment, in accordance with the terms and conditions set forth in this Agreement. By executing this Agreement, Executive represents and warrants to Amergent that (i) the Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound; (ii) the Executive has not violated, and in connection with his employment with Amergent will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is bound; and (iii) in connection with his employment with Amergent, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 2 Term. The Executive’s employment with Amergent under this Agreement will commence on the Effective Date and continue through June 30, 2024 (“Term”). Executive’s employment with the Company shall be on an “at-will” basis.

Section 3 Position. The Executive will be employed as the President of Amergent and will report to the Chief Executive Officer. The Executive will have the duties and responsibilities customarily attendant to the position of President. Executive will also have such other duties and responsibilities that are commensurate with his position as specifically delegated to him from time to time by the Chief Executive Officer. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, currently existing and as may be modified from time to time, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s principal place of employment shall be in Oceanside, California; provided that Executive may be required under business circumstances to travel outside the location of his principal employment in connection with performing his duties under this Agreement.

Section 4 Restrictive Covenants; Representations.

4.1 Loyal Performance. During the Executive’s employment with Amergent, the Executive will devote his full business time and attention to the performance of his duties as President and will perform his duties and carry out his responsibilities as President in a diligent and businesslike manner. Nothing in this Section 4.1, however, will prevent the Executive from engaging in additional activities in connection with personal investments that do not conflict with his duties under this Agreement or from serving in a non-management capacity with any for profit or not for profit organization that does not conflict with his duties under this Agreement.

4.2 Confidentiality; Return of Property.

(a) Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of his employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive. Executive agrees to keep secret and to treat confidentially all of the Confidential Information (as defined below), and not to, without the express prior written consent of Amergent or in connection with the good faith performance of his duties to Amergent, directly or indirectly, (i) divulge, disclose or intentionally make accessible any Confidential Information to any other Person (as defined below) or assist any other Person or entity in improperly using any Confidential Information or (ii) use any Confidential Information for his own purposes or for the benefit of any other Person (except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Amergent, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such Confidential Information; provided, however, that, in the event that the Executive is so required to disclose Confidential Information, the Executive shall, if legally permitted to do so, prior to making any such disclosure, provide Amergent with prompt written notice of such requirement so that Amergent may seek an appropriate protective order); provided, further, that, during the Employment Period, the Executive may utilize any Confidential Information in the course of performing his services under this Agreement. All Confidential Information is and shall remain the property of Amergent. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

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(b) For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary information, trade secrets, know-how or other information of Amergent or concerning the affairs of Amergent (whether tangible or intangible and whether or not such information is in writing or other physical form), including, but not limited to, data, plans, concepts, programs, procedures, innovations, inventions, improvements, information regarding customers, financial information, costs, prices, earnings, systems, sources of supply, marketing, prospective and executed contracts, budgets, business plans and other business arrangements, information on the performance, identities, capabilities, performance strength and weaknesses, and compensation arrangements of particular managerial or technical employees of Amergent; provided, however, that Confidential Information will not include any information that (i) has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information (ii) was known to Executive or the public prior to its disclosure to Executive; (iii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) Upon termination of the Executive’s employment, the Executive shall promptly return to Amergent any car, cell phone, mobile device, laptop or other property provided to the Executive by Amergent, and any Confidential Information or proprietary information of Amergent that remains in the Executive’s possession (“Amergent Property”); provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents and information relating to his personal benefits, entitlements and obligations, documents relating to his personal tax obligations. If the Executive discovers Amergent Property in his possession after the termination of his employment he shall notify Amergent and promptly either deliver the same to Amergent or destroy it as directed by Amergent.

4.3 Non-Solicitation.

(a) Customer Non-Solicitation. During his employment with Amergent and for a period of two years thereafter, to the full extent permitted by law, Executive will not, whether directly or indirectly, solicit, communicate with, or otherwise contact any of the Company’s customers, with whom Executive had material contact during Executive’s employment with the Company, within San Diego County, California, for the purpose of conducting any business with them which is substantially similar to the business conducted by the Company. “Material contact” means (a) actual contact with customers, such as through the provision of services or sales visits or calls, (b) coming to know confidential information about a Company customer, such as by obtaining pricing and sales information, or (c) directing or coordinating other Executives in calling, servicing, or soliciting customers. Executive warrants that the above restrictions will not prevent Executive from earning a living, and that they are necessary to protect the trade secrets of the Company, as Executive’s solicitation would necessarily involve Executive’s use of the Company’s trade secrets.

(b) Employee Non-Solicitation. During his employment with Amergent and for a period of two years thereafter, to the full extent permitted by law, Executive will not directly or indirectly solicit or induce, or encourage another entity or person to solicit or induce any person employed by the Company or any person retained by the Company as an independent contractor, with whom Executive had business dealings or contact or about whom Executive acquired confidential information during Executive’s employment with the Company, to terminate an employment relationship or contract with the Company or to obtain employment with another entity or person besides the Company.

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4.4 Cooperation. The Executive agrees that, following any termination of the Executive’s employment, the Executive will continue to provide reasonable cooperation to Amergent and/or any of its subsidiaries and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Executive’s employment in which the Executive was involved or of which the Executive has knowledge. As a condition of such cooperation, Amergent shall reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of Amergent and shall compensate Executive at a daily rate equal to his daily rate of compensation at the time of termination of his employment. The Executive also agrees that, in the event that the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to the Executive’s employment by Amergent, the Executive will, if legally permitted, give prompt notice of such request to Amergent and, unless legally required to do so, will make no disclosure until Amergent subsidiaries has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

4.5 Property; Inventions and Patents.

(a) Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to Amergent actual or planned business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by Amergent (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to Amergent. Executive will promptly disclose such Work Product to Amergent and perform all actions reasonably requested by Amergent (whether during or after the Term) to establish and confirm Amergent ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to Amergent (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of Amergent, and all right, title, and interest in the Work Product vests in Amergent. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

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(b) Cooperation. Executive shall, during the Term and at any time thereafter, at the expense of Amergent and with no expense or potential expense or liability to the Executive, assist and cooperate with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, at the expense of Amergent and with no expense or potential expense or liability to the Executive, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish Amergent ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product, except on behalf of or as directed by Amergent.

(c) No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

(d) Pre-Existing and Third Party Materials. Executive will not, in the course of employment with Amergent, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without Amergent prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e) Attorney-in-Fact. Executive hereby irrevocably designates and appoints Amergent and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts as contemplated by this Section 4 above to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if Amergent is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by Amergent pursuant to this Section.

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Section 5 Compensation.

5.1 Base Salary. The Executive will be paid a base salary at the initial rate of two hundred and fifty thousand dollars ($250,000.00) for the first year of the Term increasing to $256,250 during the second year of the Term and $262,656.25 during the third year of the Term.

5.2 Bonus Opportunities.

(a) Metric 1-SLEBITDA.

SLEBITDA will be measured for each store vs. the prior year, if the aggregate is a positive number greater than 105% of the prior year, a cash bonus will be paid equal to 10% of the increase above 105%.

1st measure period -July 1, 2022

2nd measure period- July 1, 2023

3rd measure period- July 1, 2024

(b) Metric 2- Royalties.

Royalties received from all franchisees Total franchisee fees received from all franchisees vs. the prior year, if the aggregate is a positive number greater than 110% -a cash bonus will be paid equal to 7.5% of the increase above 110%.This is not on a same-store basis but rather total basis (therefore if the company sells additional franchises the bonus will be higher)

1st measure period -July 1, 2022

2nd measure period- July 1, 2023

3rd measure period- July 1, 2024

(c) Metric 3- Total Company EBITDA.

Total Company EBITDA will be measured vs. the prior year, if the aggregate is a positive number greater than 115% of prior -a cash bonus will be paid equal to 5% of the increase above 115%.

1st measure period -July 1, 2022

2nd measure period- July 1, 2023

3rd measure period- July 1, 2024

(d) Metric 4- Acquisition ROI.

10% of the ROI from new acquisitions

This is a one-time bonus -for each acquisition

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The total cost of each acquisition (the “Acquisition Investment Amount”) is defined as the sum of (i) the total cost as defined in the acquisition documents, (whether consideration is cash, stock, or notes ), (ii) any cash funded to the acquired companies balance sheet by Amergent, (iii) any capital expenditures by the acquired company during the first 12 months post-acquisition, and (iv) any interest payable during the first year post acquisition in connection with any notes incurred by Amergent to effectuate the acquisition. The Acquisition Investment Amount will be measured against the total EBITDA contribution of the acquisition for the period of months 13-24 after the acquisition. If the EBITDA equals 15% of the Acquisition Investment, this bonus shall equal 10% of such amount above the 15% target ROI.

(e) Discretionary Bonus.

If the above Bonus opportunities do not result in Executive achieving a minimum annual compensation of $350,000 in year one, $400,000 in year two, and $450,000 in year three, the Board may in its sole discretion elect to pay Executive a bonus in an amount not to exceed 20% of Executive’s then current base salary.

Annual bonus will be paid at the time ordinarily due 90 calendar days after the measure period during Term of employment.

5.2 Benefits. The Executive will be entitled to four weeks of paid vacation per Term year commencing the Effective Date of this Agreement in accordance with the Company’s vacation and paid time off policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as paid time off days for employees of the Company generally accrue. Accrued and unused paid time off prior to the date of this Agreement will continue to be available; provided however, accrued and unused paid time off is capped at 300 hours and, any hours in excess of 300 hours will be forfeited. Executive and his dependents will be entitled to participate in all medical insurance and other benefit programs in effect from time to time and available to senior executives of Amergent at levels commensurate with Executive’s position as President and a member of the Board. The Company shall pay the cost of medical insurance benefits for Executive and his dependents.

5.3 Equipment. The Company shall provide Executive with a laptop computer for his use exclusively in providing services to the Company.

5.4 Automobile Allowance. The Company shall provide Executive with a monthly allowance for an automobile in the amount of $750.00.

5.5 Cell Phone Allowance. The Company shall provide Executive with a monthly allowance for a cell phone in the amount of $125.00.

5.6 Expenses. Executive shall be entitled to reimbursement for expenses incurred in connection with performance of services to Amergent, in accordance with Amergent expense reimbursement policies as in effect from time to time.

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5.7 Cash Signing Bonus. Company will pay to Executive twenty five thousand dollars ($25,000) in cash on the first full pay period after this Agreement is fully executed (the “Execution Date”).

5.8 Equity Awards. Equity awards set forth in this Section 5.8 will be subject to the Company’s 2021 Inducement Plan (together with award agreements thereunder, the “Plan”), attached hereto as Exhibit B and incorporated herein by reference. The equity awards will be issued promptly upon registration of the Plan on Form S-8. Stock option awards set forth in this Section 5.8 are not an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(a) Unrestricted Stock Award. Fifty thousand (50,000) unrestricted shares of common stock, $0.0001 par value, of Amergent (“Shares”).

(b) Options Awards.

(i) Fully Vested Option Award. Fully vested 5-year stock options to purchase 150,000 Shares at an exercise price of $2.50 per Share.

(ii) Option Awards Subject to Vesting. 5-year stock options to purchase an aggregate of 300,000 Shares, 100,000 of which are exercisable at $0.56 per Share, 100,000 of which are exercisable at $0.81 per Share, and 100,000 of which are exercisable at $1.08 per share. These option awards vest in twelve equal installments on each of the Execution Date, October 1, 2021, January 1, 2022, April 1, 2022, July 1, 2022, October 1, 2022, January 1, 2023, April 1, 2023, July 1, 2023, October 1, 2023, January 1, 2024 and April 1, 2024. These option awards further vest based on exercise price, with lower priced options vesting first.

(iii) Future Option Award. On July 1, 2023, subject to Executive’s continued employment during the Term, the Company will grant Executive an additional 5-year stock option to purchase 100,000 Shares at an exercise price equal to the volume weighted average price for the 30 day period preceding July 1, 2023.

Section 6 Termination of Employment.

6.1 Termination by Amergent. Amergent may terminate the Executive’s employment with Amergent for Cause or without Cause. Termination by Amergent for Cause will be effective immediately on the day Amergent gives written notice of such termination to the Executive. For purposes of this Agreement, “Cause” means (i) a breach by Executive of his fiduciary duties to the Company; (ii) Executive’s breach of this Agreement which is materially and demonstrably injurious to the Company, which, if curable, remains uncured or continues after 30 days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive that interferes with the performance of the Executive’s duties to the Company; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company which is materially and demonstrably injurious to the Company, provided such duties and services are within Executive’s control, which remains uncured or continues after 30 days’ written notice by the Company thereof or failure recurs following any such correction; (vi) any conduct, action or behavior by Executive that is materially and demonstrably damaging to the Company, whether to the business interests, finance or reputation, which remains uncured or continues after 30 days’ written notice by the Company thereof or failure recurs following any such correction or (vii) a disqualifying event causing Company “bad actor” disqualification under Rule 506(d) of the Securities Act of 1933, as amended.

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6.2 Termination by the Executive. The Executive may terminate his employment with Amergent for Good Reason or without Good Reason, by written notice to Amergent effective no earlier than 30 days after the date of such notice of termination is other than for Good Reason (provided that Amergent shall have the right to waive such 30-day notice period and accelerate termination to any date on or after the date of such notice) and effective upon the expiration of the cure period described below in this Section 6.2 if termination is for Good Reason. During any period between receipt of notice of termination from the Executive, Amergent may suspend, reduce, or otherwise modify any or all of Executive’s authority, duties, and responsibilities, and may require the Executive’s absence from Amergent offices without any such suspension, reduction, modification, or requirement constituting grounds for Good Reason. “Good Reason” means (i) a material diminution in Executive’s authority, duties, position or responsibilities, provided that, for the avoidance of doubt, a change in title, duties, responsibilities or authority that arises from a reorganization or integration shall not be construed to be a material diminution if the duties, responsibilities and authority after the change are reasonably comparable in the aggregate to those existing prior to the change (ii) a material reduction of Executive’s base salary or other compensation, (ii) a relocation of Executive’s principal office to a location more than fifty (50) miles from Executive’s office location in Oceanside, California (excluding reasonable business travel required as part of Executive’s duties), (iii) the failure of the Company or any successor to honor any material term of this Agreement, (iv) the modification or termination of any bonus arrangement under this Agreement without Executive’s written consent, or a Change in Control (defined below).

“Change in Control” as used herein means any (i) any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1933) (a “Person”), excluding Oz Rey LLC, its affiliates or assigns, acquires beneficial ownership, directly or indirectly (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a “Beneficial Owner”), of more than fifty percent of the combined voting power of the then issued and outstanding shares of the voting common stock of the Company (the “Voting Stock”), (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the Voting Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the voting stock of the Company or such surviving entity immediately after such transaction, or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any third party that is not an affiliate of the Company sharing common control.

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An event described in this Section 6.2 will not constitute Good Reason unless the Executive provides written notice to Amergent of the Executive’s intention to resign for Good Reason and specifying the event or circumstance giving rise to Good Reason within 30 calendar days of its initial existence and Amergent does not cure such breach or action within 30 calendar days after the date of the Executive’s notice and Executive actually terminates his employment within thirty 30 calendar days after the expiration of the remedy period without remedy of the Good Reason by Amergent

6.3 Death and Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death. In addition, Amergent may terminate the Executive’s employment with Amergent by written notice to the Executive due to Disability. For purposes of this Agreement, “Disability” means that the Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform the essential functions of his duties for 90 consecutive calendar days.

6.4 Termination of Agreement. This Agreement will terminate when all obligations of the parties under this Agreement have been satisfied.

6.5 Resignations. Upon any termination of the Executive’s employment hereunder for any reason or no reason, except as may otherwise be requested by Amergent in writing, the Executive agrees that he will resign from any and all directorships, committee memberships and any officer positions that he holds with Amergent or any of its subsidiaries.

Section 7 Remuneration upon Termination of Employment.

7.1 Termination by Amergent without Cause, by the Executive for Good Reason. If the Executive’s employment with Amergent is terminated pursuant to Section 6.1 by Amergent without Cause, pursuant to Section 6.2 by the Executive for Good Reason, the Executive will be entitled to the following, payable at the termination of the Garden Leave Period (defined in Section 7.4), if applicable:

(a) accrued and unpaid compensation and benefits (including, without limitation, accrued vacation or paid time off that has not been forfeited, and then unreimbursed expenses) through the date of termination of Employment (the “Accrued Benefits”);

(b) any and all rights he may have as a holder of vested equity interests in Amergent or under any applicable plan, program, or arrangement of Amergent, including the vested awards under the Initial Option Award and RSA Award (“Vested Equity Awards”);

(c) cash payment of $50,000, after deduction of standard payroll taxes and deductions (“Severance Amount”);

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(d) To the extent permitted by applicable law, subject to the Executive’s election of COBRA continuation coverage under Amergent group health plan, on the first regularly scheduled payroll date of each month for a term of 12 months, Amergent will pay the Executive an amount equal to the COBRA premium cost for Executive and its dependents (“COBRA Payments”); provided, that such payments shall cease in the event that the Executive becomes eligible to receive any comparable health benefits, including through a spouse’s employer. Executive will notify Amergent of Executive’s eligibility for health benefits within 15 calendar days of such eligibility;

(e) accelerated vesting of all unvested outstanding equity awards; and

(f) payment of non-discretionary bonus as if employee had been employed by the Company until next measure period to be paid at the time ordinarily due 90 calendar days after the measure period adjusted pro-rata for partial year of employment.

7.2 Termination by Amergent for Cause, by the Executive without Good Reason. If the Executive’s employment with Amergent is terminated any time for Cause, or by the Executive any time without Good Reason, the Executive will be entitled to the Accrued Benefits and Vested Equity Awards, payable at the termination of the Garden Leave Period, if applicable.

7.3 Termination as a Result of Death or Disability. In the event of the termination of the Executive’s employment with Amergent pursuant to Section 6.3 as a result of death or Disability, the Executive or the Executive’s heirs will be entitled to the Accrued Benefits, the Severance Amount, the COBRA Payments and the Vested Equity Awards.

7.4 Garden Leave.

(a) Garden Leave. The parties agree that there will be a period of garden leave in the event of an applicable termination of Executive’s employment with the Company during a term of this Agreement in accordance with the provisions of this Section 7.4 (referred to herein as the “Garden Leave Period”). It is the intention of the parties that the Garden Leave Period will constitute a period of employment with the Company.

(b) Garden Leave Period. Except as otherwise provided in Section 7.4(g), the parties agree that there will be a Garden Leave Period of 90 days in the event of (i) Executive’s resignation from the Company without Good Reason, (ii) a termination of Executive’s employment by the Company without Cause, or (iii) a termination of Executive’s employment due to the expiration of the Term of Employment without renewal. The provisions of this Section will not apply to a termination of Executive’s employment by the Company for Cause, a termination by Executive for Good Reason, or a termination due to Executive’s Disability.

(c) Advance Notice. If during the term of this Agreement Executive intends to resign from employment with the Company without Good Reason or if the Company intends to terminate Executive’s employment with the Company without Cause, Executive or the Company, as applicable, agrees to notify the other party of such intention at least 90 days in advance of the intended effective date of the employment termination.

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(d) Status of Employment; Compensation and Benefits. During the Garden Leave Period, Executive will continue to be an employee of the Company, will continue to be paid the same level of base salary as would otherwise be in effect during such period, and will be eligible to continue to participate in the Company’s benefits programs in accordance with their terms.

(e) Company Rights during Garden Leave Period. During the Garden Leave Period, the Company will have the right, in its discretion, to take any of the following actions (in any combination), and in no case will such action or actions taken during the Garden Leave Period constitute the basis for Executive to resign for Good Reason as provided in Section 7.1 of this Agreement or otherwise be considered a violation of this Agreement:

(i) Require Executive to perform any portion or all of Executive’s duties (to the extent commensurate with Executive’s position) and/or to refrain from performing any portion or all of Executive’s duties on behalf of the Company;

(ii) Require Executive to use accrued but unused paid time off during a period in which Executive is directed to refrain from performing any services for the Company;

(iii) Require Executive, as reasonably requested by the Company, to assist the Company in transitioning Executive’s duties and client or customer relationships to one or more successors;

(iv) Appoint one or more other individuals to a position having duties and responsibilities that fully or in part are substantially similar to Executive’s duties to act jointly with Executive during the Garden Leave Period with respect to such duties and responsibilities;

(v) Require Executive to resign from any board of directors, committee, or other appointed roles within the Company organization and/or to cease being an authorized signatory or representative of the Company;

(vi) Require Executive not to contact any customers, clients, employees, independent contractors, or vendors of the Company with respect to business of the Company;

(vii) Require Executive to work from home to the extent reasonably practicable; or

(viii) Refuse Executive’s entry to any or all premises of the Company, suspend or terminate Executive’s authorized access to any information technology system of the Company, and/or suspend or terminate Executive’s authorized access to any confidential or proprietary information of the Company.

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(f) Executive Responsibilities. During the Garden Leave Period, Executive will:

(i) Maintain contact with the Company and make himself available to provide such services as may be reasonably requested that are commensurate with Executive’s position or otherwise contemplated by this Section 7.4(e);

(ii) Continue to comply with all other terms of Executive’s employment with the Company, including, without limitation, obligations of good faith, loyalty, confidentiality, fiduciary duties, and the restrictive covenants set forth in this Agreement;

(iii) Not make any unauthorized public statements regarding the Company or its operations; and

(iv) Not commence employment with any other employer.

(g) Early Termination of Garden Leave Period. Notwithstanding anything herein to the contrary, during a Garden Leave Period, the Company may elect to terminate the Garden Leave Period and Executive’s employment immediately at any time if (i) the Company terminates Executive’s employment for Cause pursuant to Section 7.2 of this Agreement or (ii) Executive fails to make reasonable efforts to follow any directive of the Company or fulfill any of Executive’s responsibilities as contemplated by the foregoing provisions of this Section and, if curable, Executive fails to cure such failure within a reasonable period (not to exceed 15 days) after being notified of the failure.

7.4 Release. The payment of severance set forth in subsections 7.1 (c), (d), (e) and/or (f) shall be conditioned upon the Executive’s (or, if applicable the Executive’s estate’s or legal representative’s) execution, delivery to Amergent, and non-revocation of a release of claims (the “Release of Claims”) in substantially the form attached to this Agreement as Exhibit A within 30 days following the date of the Executive’s termination of employment hereunder. Further, to the extent that any portion of the Severance Amount or COBRA Payments constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined below), any payment of any amount otherwise scheduled to occur prior to the thirtieth (30th) day following the date of the Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such thirtieth (30th) day, after which any remaining installment of the Severance Amount or the COBRA Payments, as applicable, shall thereafter be provided to Executive according to the applicable schedule set forth herein. With respect to any portion of the Severance Amount or COBRA Payments that does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined below), any payment of any amount otherwise scheduled to occur following the date of the Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date such Release of Claims is timely executed and the applicable revocation period has ended, after which the entire Severance Amount and any unpaid installments of the COBRA Payments, as applicable, shall thereafter be provided to Executive according to the applicable schedule set forth herein. Each payment of the Severance Amount or COBRA Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

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Section 8  General Provisions.

8.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) (c) sent by electronic mail with receipt acknowledged by the recipient via email reply, or (d) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties in writing):

If to the Executive:

Frederick L. Glick

2320 Littler Lane

Oceanside, CA 92056

Email: fred@sparkteamhospitality.com

If to Amergent:

Attention Michel D. Pruitt

Amergent Hospitality Group Inc.

Post Office Box 470695

Charlotte, NC 28247

Email: mp@amergenthg.com

Facsimile: 704-366-2463

8.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a writing signed by the Executive and an authorized officer of Amergent (other than the Executive).

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8.3 Waiver and Remedies. The Executive and Amergent may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver will be valid only if set forth in a written document signed on behalf of the party against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may be an inadequate remedy for any breach of Section 4 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 4 of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.4 Entire Agreement. This Agreement, the Indemnification Agreement by and between the parties dated July 10, 2020 (“Indemnification Agreement”) and the Plan constitute the entire agreement between the Executive and Amergent with respect to its subject matter and supersede any prior understandings, agreements or representations between the parties, written or oral, with respect to the subject matter of this Agreement. This Agreement amends, replaces and supersedes in its entirety the Original Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Plan, Executive shall receive such compensation, benefits or remuneration which in Executive’s sole discretion is more favorable to Executive.

8.5 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Executive may not assign any rights under this Agreement without the prior written consent of Amergent and Amergent may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Executive except in the case of an assignment of this Agreement to a successor to all or substantially all of the business and assets of Amergent and its subsidiaries or any business division thereof or a restructuring of Amergent. The Executive’s obligations under this Agreement are personal to the Executive and may not be delegated.

8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision. A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Executive and Amergent to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

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8.7 Governing Law; Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the North Carolina without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. Each party agrees and submits to the exclusive jurisdiction of the state and federal courts sitting in Mecklenberg County, North Carolina, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court; provided however, the Company will pay Executive’s travel costs incurred as a result of any action or proceeding arising out of or relating to this Agreement. Each party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 8.1 and that when so made shall be as if served upon it personally. Notwithstanding the foregoing, Amergent, in its sole discretion, may bring a proceeding for temporary or permanent injunctive relief or for any other relief in the state or federal courts of the California where Executive resides, and, in all cases Executive consents to be subject to the jurisdiction of the courts of California or the courts of the state where Executive resides for any disputes related to this Agreement.

8.8 Drafting Presumption. In the event of any ambiguity or dispute regarding the definition or meaning of any word, phrase, or other verbiage, or the construction of any provision in this Agreement, there shall be no presumption favoring the definition, meaning or construction propounded by a particular party based upon which party (or which party’s attorney) drafted the word, verbiage or provision at issue, and same will be deemed mutually drafted.

8.9 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination or expiration of this Agreement.

8.10 Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, non-U.S. or otherwise) to the extent required by applicable law.

8.11 Counterparts. This Agreement may be executed in counterparts delivered by facsimile, electronic mail (including any electronic signature complying with the U.S. Federal E-SIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts shall be construed together and shall constitute a single Agreement.

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8.12 Code Section 409A Compliance; Parachute Payments.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

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(c) Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 8.12(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 8.12(c), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 8.12(c). The Company’s determination shall be final and binding on the Executive.

8.13 Voluntary Execution; Representations. Executive acknowledges that (a) he or she has been represented by independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

8.14 Indemnification; D&O Insurance; Legal Fees and Expenses. The Indemnification Agreement dated July 10, 2020, which remains in full force and effect. Furthermore, the Company shall continue to provide and pay for D&O insurance in the amount of no less than $5,000,000 per claim arising out of or related to Executive’s position with the Company as an officer. In the event either party hereto institutes any legal proceeding for the enforcement or interpretation of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with or arising out of the provisions of this Agreement, the prevailing party shall be entitled to receive such party’s reasonable attorneys’ fees and costs incurred in such proceeding in addition to any other relief to which such party may be entitled.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AMERGENT HOSPITALITY GROUP~~,~~ INC.

By:
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

Date:

Frederick L. Glick

Date:

[Signature page to Employment Agreement]

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Exhibit A

RELEASE

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, Frederick L. Glick (“Executive”), on behalf of himself and his heirs, legal representatives, administrators, executors, successors and assigns, and each of them, for good and valuable consideration received as set forth in the Employment Agreement dated as of _________, 2021 (the “Employment Agreement”) between Amergent, Inc., a Delaware corporation (the “Company”), does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company, and its present and former related companies, subsidiaries and affiliates, and all of their present and former executives, officers, managers, directors, owners, members, shareholders, partners, employees, agents, and attorneys, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Release, including, but not limited to any and all claims whatsoever pertaining in any way to Executive’s employment at the Company or with any of the Released Parties or the termination of Executive’s employment, including, but not limited to, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state, local or foreign laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, or alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Released Parties’ express or implied contract or under any federal, state, local, or foreign law, ordinance, or regulation, or the Constitution of any State or the United States; (8) any and all claims whatsoever against any of the Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits, in each case, except to the extent Executive has vested rights in any of the same; and (9) any and all claims whatsoever to reinstatement (collectively, the “Released Claims”); provided, however, that, notwithstanding anything to the contrary contained herein, this Release shall not cover and the Released Claims shall extend to any rights or claims, if any, of Executive (A) as a holder of equity interests in the Company, (B) to indemnification or advancement of expenses, (C) under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (D) under any profit-sharing and/or retirement plans or benefits in which Executive has vested rights, or (E) under Section 7 of the Employment Agreement. Executive also intends that this Release operate as a general release of any and all claims to the fullest extent permitted by law and a waiver of all unknown claims of the type being released hereunder.

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Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California and all other jurisdictions, Executive expressly acknowledges that this is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, and undisclosed.

Executive acknowledges that the Severance Amount and the COBRA Payments are in addition to anything of value to which Executive already is entitled from the Company and constitutes good and valuable consideration for this Release.

Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any member of the Released Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, he agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any nonwaivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to the Executive’s employment with Company, the Executive agrees that he shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 7 of the Employment Agreement will control as the exclusive remedy and full settlement of all such claims by the Executive.

Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Released Parties; the products, services or programs provided or to be provided by the Released Parties; the business affairs or the financial condition of the Released Parties; or the circumstances surrounding Executive’s employment and/or termination of employment from Company. Company agrees to cause its executive and senior management teams not to take any action, or encourage others to take any action, to disparage or criticize Executive.

Executive acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

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Executive may revoke this Release after signing it by giving written notice to the Company’s Board of Directors, within seven (7) days after signing it (the “Revocation Period”). This Release, provided it is not revoked, will be effective on the eighth (8th) day after execution. The Executive acknowledges and agrees that if he revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other Released Party will have any obligations to pay the Executive the amounts under Section 7 of the Employment Agreement.

Executive acknowledges that he has consulted with an attorney prior to signing this Release and that he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in this Release.

Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. This Release shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, Executive has duly executed this Release effective as of ___________________, 20__.

_____________________________

Frederick L. Glick

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Exhibit B

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